Exhibit 99.01

Media Contact:
Richard Rossi
GRIC Communications
(408) 965 1144
rrossi@gric.com

Financial Contact:
John Riley
GRIC Communications
(408) 955-1920
investor@gric.com

VERTEX REPRESENTATIVES RESIGN FROM GRIC BOARD

New Vertex Policy Precludes Service on Public Company Boards

MILPITAS, Calif. – September 22, 2003 –GRIC Communications, Inc. (NASDAQ: GRIC), a leading provider of secure enterprise mobility solutions, today announced that Joo Hock Chua and Kheng Nam Lee, representatives of Vertex Management, a Singapore-based venture capital fund, have resigned from GRIC’s board of directors.   The resignations, effective August 19, 2003 for Mr. Lee and September 22, 2003 for Mr. Chua, resulted from a recent change in policy by Vertex that precludes its officers from sitting on boards of directors of companies whose shares are publicly traded.

“We are very appreciative of the service provided by Kheng Nam and Joo Hock during their tenure on GRIC’s Board,” said Hong Chen, the Company’s Chairman. “Vertex has been a long-time investor in and supporter of GRIC and their association with us has provided substantial value over the years.”

“Vertex was one of GRIC’s earliest investors and through our ongoing investment in the company over the years we have consistently demonstrated our belief in GRIC’s vision,” said Mr. Lee, President of Vertex Management.  “As a venture capital investment fund, Vertex focuses principally on the financing and development of emerging private companies.  Consistent with that focus, we recently revised our policy on board representation on portfolio companies.  As a result, it became necessary for Joo Hock and me to resign from the boards of each public company on which we have been sitting.  Vertex continues to strongly support GRIC management and foresees a bright future for the company.”

The company indicated that the two Board seats vacated by Messrs. Lee and Chua will remain vacant pending the anticipated consummation of its intended acquisition of Axcelerant, Inc., which was announced in mid-August.   Following consummation of the merger, James Goodman, a member of Axcelerant’s board, would become a member of GRIC’s board.  Simultaneously, a new independent director mutually agreed upon by GRIC and Axcelerant would be added to GRIC’s board.  Earlier today, the company filed a Registration Statement on Form S-4 relating to the Axcelerant transaction.

About GRIC Communications, Inc.

GRIC Communications, Inc. is a leading provider of secure enterprise mobility solutions for enterprises and service providers worldwide. GRIC’s mission is to enable customers to dramatically reduce the cost, complexity, and risk of mobility, while maximizing the productivity of mobile and remote workers. GRIC’s TierOne Network™ of more than 300 top-tier service providers is the world’s largest access network and features more than 35,000 wired and wireless access points in over 150 countries and territories. GRIC is the world’s leading and most experienced provider of secure mobile broadband services. The GRIC Tier One Network includes nearly 2,500 Wi-Fi and broadband access points in hotels, convention centers, and airports worldwide.

The award-winning GRIC MobileOffice™ enables enterprises to improve their control over and support for mobile professionals, while returning significant cost savings, minimizing risk, and improving productivity. GRIC MobileOffice features an easy-to-use, intuitive interface that maximizes productivity by enabling end users to securely, rapidly, and conveniently access their corporate information and applications from virtually anywhere.  More information about GRIC is available at www.GRIC.com, or in North America at 1-877-GET-GRIC.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as our expectations regarding new members of our board of directors and anticipated completion of the acquisition of Axcelerant, Inc.  These forward-looking statements are based on information available to us at the time of the release and we assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including the possibility that the acquisition of Axcelerant will not be consummated, and the possibility that the anticipated benefits of the acquisition may not be realized. These and other risks and uncertainties associated with our business are detailed in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

GRIC, GRIC TierOne Network, GRIC MobileOffice and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.